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                    SECURITIES AND EXCHANGE COMMISSION


                          Washington, D.C.  20549



                                 FORM 8-K


                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934





                            December 16, 1994





                         Mallinckrodt Group Inc.
         (Exact name of registrant as specified in its charter)


          New York                1-483           36-1263901
(State or other jurisdiction    (Commission     (I.R.S.Employer
    of incorporation)           File Number)   Identification No.)


7733 Forsyth Boulevard, St. Louis, MO             63105-1820
(Address of principal executive offices)          (ZIP Code)


Registrant's telephone number, including area code: (314)854-5200
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Item 5.  Other Events
A press release was issued December 16, 1994. The relevant portion of the text of that release was as follows:

MALLINCKRODT GROUP UNIT SIGNS AGREEMENT TO PURCHASE J. T. BAKER

ST. LOUIS, Mo., December 16, 1994   Mallinckrodt Group Inc. (NYSE:MKG)
announced today that an agreement has been signed to acquire J. T. Baker Inc., a manufacturer of laboratory, process and microelectronic chemicals, from Richardson-Vicks, Inc., a subsidiary of The Procter & Gamble Company. The transaction is contingent upon normal governmental regulatory approvals.

     C. Ray Holman, Mallinckrodt Group chairman, president and chief executive officer, said, "The addition of the J. T. Baker business, with sales of about $130 million last year, will nearly double the size of the company's Performance and Laboratory Chemicals Group and provide immediate expansion into European markets. We're delighted to implement yet another component of our strategy to build a premier specialty chemicals business through product development, acquisitions and strategic alliances."

     Mallinckrodt Chemical President and Chief Executive Officer Mack
G. Nichols said that the J. T. Baker business is expected to contribute positively to Mallinckrodt's earnings beginning in fiscal 1996. A modest dilutive impact is expected in the second half of the current fiscal year, which will close June 30, 1995, due to acquisition accounting adjustments. The cash-for-stock transaction covers all of J. T. Baker s worldwide operations. The purchase price will be reported after closing.

     "This transaction will bring together two of the best known names in the specialty chemicals industry and will give Mallinckrodt enhanced geographic leverage on the existing international position of
J. T. Baker. Both companies have reported steadily improving profits in recent years as they focused on businesses with higher growth and profitability. Combining the two makes a logical strategic fit that will complement and add value to the other and provide product and service capabilities unmatched by any other company in the industry," Nichols said.
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     "The strategy for the J. T. Baker acquisition parallels our March
1994 acquisition of Catalyst Resources, Inc. from Phillips Petroleum Company. That acquisition doubled the size of Mallinckrodt Chemical's catalyst business; gave the company access to the polymerization catalyst market, one of the fastest growing areas of chemical catalysts; strengthened its presence and reputation in both the international and domestic markets; and has had a favorable effect on the company's sales and earnings."

     Daniel B. Mulholland, president of J. T. Baker, said, "We're pleased to be aligned now with a company whose strategic focus is chemicals. J. T. Baker and Mallinckrodt both share well-established reputations for supplying high quality products around the world. Together, we are well positioned to better serve the needs of our global customers into the 21st century."

     Included in the acquisition are the J. T. Baker headquarters, research & development facilities and manufacturing operations in Phillipsburg, N. J.; manufacturing operations in Jackson, Tenn., Hayward, Calif., Deventer, the Netherlands, and Mexico City, Mexico; and additional sales offices in the United States, Canada, Germany, France, the United Kingdom, Italy and Singapore. J. T. Baker product lines include chemicals used in industrial, government and educational laboratories and for finished products manufacturing in the pharmaceutical, health care, electronics and other industries; and microelectronic chemicals used for producing semiconductor chips.

     Founded in 1904, J. T. Baker became a subsidiary of Richardson-Vicks, Inc. in 1941. Richardson-Vicks was purchased by Procter & Gamble in 1985. Procter & Gamble had previously cited the lack of strategic fit between J. T. Baker's chemical business and Procter & Gamble's consumer products focus as the reason for the sale.

     Mallinckrodt Chemical, founded in St. Louis in 1867, is headquartered in Chesterfield, Mo. Its product lines include analgesics, medicinal narcotics, peptides, catalysts and laboratory chemicals. Mallinckrodt Chemical is the world's leading producer of acetaminophen, the analgesic used in a number of over-the-counter pain relievers, and is a joint venture partner in a worldwide flavors business.
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     Mallinckrodt Group Inc., a St. Louis-based Fortune 250 company with fiscal 1994 net sales of $1.94 billion, provides human and animal health products and specialty chemicals through its three
international technology-based businesses   Mallinckrodt Chemical and
Mallinckrodt Medical, both headquartered in the St. Louis area, and Mallinckrodt Veterinary, headquartered in Mundelein, Ill.
Mallinckrodt Group and its subsidiaries have 10,200 employees worldwide.



Mallinckrodt Group Inc.

Roger A. Keller
Vice President, Secretary and General Counsel

DATE:  January 3, 1995